              ARCO CHEMICAL COMPANY AND CONSOLIDATED SUBSIDIARIES

  COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES (MILLIONS OF DOLLARS)

                                                        YEARS ENDED DECEMBER 31,
                                                        ------------------------
                                                        1990 1991 1992 1993 1994
                                                        ---- ---- ---- ---- ----
Pretax income from continuing operations............... $467 $319 $322 $311 $416
Add:
  Interest expense.....................................   51  101   91  105   85
  Rental expense factor................................   21   22   26   20   22
                                                        ---- ---- ---- ---- ----
Earnings available for fixed charges................... $539 $442 $439 $436 $523
                                                        ==== ==== ==== ==== ====
Interest expense....................................... $ 51 $101 $ 91 $105  $85
Add capitalized interest...............................   24   39   37   --    3
Rental expense factor..................................   21   22   26   20   22
                                                        ---- ---- ---- ---- ----
Fixed charges.......................................... $ 96 $162 $154 $125 $110
                                                        ==== ==== ==== ==== ====
Ratio of earnings to fixed charges.....................  5.6  2.7  2.9  3.5  4.8
                                                        ==== ==== ==== ==== ====

                                   EXHIBIT 12